Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-210879, 333-181001 and 333-151022 on Form S-8 of our reports dated February 3, 2022 (August 15, 2022, as to Note 22 to the financial statements and as to the effect of the material weaknesses in internal control over financial reporting), relating to the consolidated financial statements of World Wrestling Entertainment, Inc. and subsidiaries (the "Company"), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report (the Form 10-K/A) of World Wrestling Entertainment, Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche, LLP

Stamford, CT

August 15, 2022